SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

MYERS INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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To Our Shareholders:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MYERS INDUSTRIES, INC.
PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Option/SAR Grants in Last Fiscal Year
Approval of the Amendment of the Myers Industries, Inc. 1999 Stock Plan
Independent Public Accountants
Report of the Audit Committee
PRINCIPAL SHAREHOLDERS
SHAREHOLDER PROPOSALS
GENERAL

1293 South Main Street — Akron, Ohio 44301

March 17, 2003

To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders to be held on April 23, 2003, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

   At the Annual Meeting you will be asked to elect nine directors, approve an amendment to the 1999 Stock Plan, and ratify the appointment of Ernst & Young LLP as the Company’s independent auditor.

   Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposals.

   The proposals discussed in the Proxy Statement are very important to the shareholders and the Company and I hope that you will be able to attend the Annual Meeting. Whether or not you expect to attend the annual meeting in person, I urge you to execute and return the enclosed form of proxy as soon as possible.

Sincerely,

STEPHEN E. MYERS
President and Chief Executive Officer

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2003

   The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on April 23, 2003 at 9:00 A.M. (local time), for the following purposes:

1.	To elect nine directors;

2.	To approve an amendment to the Myers Industries, Inc. 1999 Stock Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please complete and return the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

MILTON I. WISKIND
Secretary

Akron, Ohio
March 17, 2003

THE 2002 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

MYERS INDUSTRIES, INC.

PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on April 23, 2003, at 9:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. Myers Industries, Inc.® is a registered trademark of the Company

   The close of business on March 7, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date Myers had outstanding 30,087,949 shares of common stock, without par value (“Common Stock”), each of which is entitled to one vote. For information concerning principal shareholders, see the section headed “Principal Shareholders” below.

   The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they are marked “Abstain,” “Against” or “Withhold Authority.” Broker/dealers who hold their customers’ Common Stock in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Stock and may vote such Common Stock on routine matters, which, under such rules, typically include the election of directors. Broker/dealers, however, may not vote such Common Stock on “nondiscretionary” matters, which would include the proposal to adopt the amendment to the 1999 Stock Plan, without specific instructions from the customer who owns such Common Stock. Proxies signed and submitted by broker/dealers which have not been voted on the matters as described in the previous sentence are referred to as “broker non-votes,” and such proxies count toward the establishment of a quorum.

   For the election of directors, under Ohio law, the Company’s Amended and Restated Articles of Incorporation, and its Code of Regulations (“Regulations”), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors.

   The proposal to approve the adoption of the amendment to the 1999 Stock Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting.

   The proposal to ratify the appointment of the independent auditors is a non-binding proposal, but requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting.

   The mailing address of the principal executive offices of Myers is 1293 South Main Street, Akron, Ohio 44301. This Proxy Statement, together with the related proxy card and Myers’ 2002 Annual Report to Shareholders, is being mailed to the shareholders of Myers on or about March 17, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

   Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and the number of shares of Common Stock beneficially owned by such director.

   In April 2002, the shareholders, pursuant to Article II, Section 2 of the Company’s Regulations, fixed the total number of directors at nine. The members of the Board of Directors have nominated the persons listed below as nominees, all of whom presently are directors of Myers. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

   The Board of Directors recommends the election of the following nominees:

NOMINEES FOR ELECTION AS DIRECTORS

		Principal Occupation	Shares	Percent
		for Past Five Years	Beneficially	of
Name	Age	and Other Information	Owned(1,2)	Class(1)

Keith A. Brown	51	President of Chimera Corporation, Westlake, Ohio, a management holding company; director of US Gypsum Corporation (NYSE), Chicago, Illinois, a manufacturer of gypsum paneling products. Served as director since 1997.	71,250[3,4]

Karl S. Hay	75	Retired; formerly served as Of Counsel, the law firm of Brouse McDowell, Akron, Ohio, Served as director since 1969.	18,377[4]

		Principal Occupation	Shares	Percent
		for Past Five Years	Beneficially	of
Name	Age	and Other Information	Owned(1,2)	Class(1)

Richard P. Johnston	72	Chairman of the Board of Royal Associates, Inc., Jackson Hole, Wyoming, a holding company which owns a manufacturer of golf club shafts and grips; Chairman of the Board and President of Melrose Aviation, Inc., Jackson Hole, Wyoming, a charter aircraft company; director of The Melrose Group, Jackson Hole, Wyoming, a commercial real estate financing facilitator; director of Results Radio, Inc., Sonoma, California, a company owning FM radio stations in Northern California; director of HotelOnLine.Com, Atlanta, Georgia, a wireless internet provider of services to hotels; formerly served as Chairman of the Board of Merbanco, Inc., Jackson Hole, Wyoming, an investment banking firm; formerly served as director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as director since 1992.	121,989[4,5]

Michael W. Kane	51	President and Chief Executive Officer of M. Kane & Company, Inc., an investment banking firm; director of Learning Tree International, Inc. (Nasdaq), Los Angeles, California, a provider of education and training to information technology professionals. Served as director since 2000.	1,375[4]

		Principal Occupation	Shares	Percent
		for Past Five Years	Beneficially	of
Name	Age	and Other Information	Owned(1,2)	Class(1)

Edward W. Kissel	61	President and Chief Executive Officer of Kissel Group Ltd., a holding company with interests in property, consulting and mold manufacturing; director, OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; director of MPI Nickel, Melbourne, Australia, a nickel mining and processing company; formerly served as President and Chief Operating Officer of OM Group, Inc.; formerly served as director, Weda Bay Minerals, Inc., Toronto, Ontario, a nickel and cobalt mining and processing company. Served as director since 2000.	5,343[4,11]

Stephen E. Myers	59	President and Chief Executive Officer of the Company; director, Reko International Group, Inc., Oldcastle, Ontario, Canada, a manufacturer of tooling and machinery; formerly served as director of FirstMerit Corporation (Nasdaq), Akron, Ohio, a bank holding company. Served as director since 1972.	2,528,756 [6,7,8]	8.4%

Richard L. Osborne	65	Professor for the Practice of Management and formerly served as Executive Dean, Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio; director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company; director of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions; director of New Horizons Worldwide, Inc. (Nasdaq), Santa Ana, California, an operator and franchiser of computer training services. Served as director since 1978.	17,653[4]

		Principal Occupation	Shares	Percent
		for Past Five Years	Beneficially	of
Name	Age	and Other Information	Owned(1,2)	Class(1)

Jon H. Outcalt	66	Chairman of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions; Chairman and Chief Executive Officer of Aberdeen Group, Inc., Beachwood, Ohio, an investment holding company; director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company. Served as director since 1984.	24,197[4,9]

Milton I. Wiskind	77	Senior Vice President and Secretary of the Company. Served as director since 1972.	662,863[10]	2.2%

(1)	Number of shares beneficially owned is reported as of December 31, 2002 Unless otherwise indicated, none of the directors beneficially owns one percent or more of the outstanding shares of Myers Common Stock.

(2)	All directors and executive officers as a group (12 persons) beneficially owned 3,545,938 shares of Common Stock on December 31, 2002. This represents approximately 11.79% of the outstanding shares of Common Stock as of that date.

(3)	Includes 45,375 shares of Common Stock held by Trilogy Inv. Inc., which are held by several trusts of which Mr. Brown is a trustee.

(4)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 Plan.

(5)	Richard P. Johnston serves as a trustee of the Johnston Family Charitable Remainder Trust #3 which holds 95,408 shares of Common Stock and the Johnston Family Living Trust which holds 16,637 shares of Common Stock.

(6)	Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 291,069 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decrease the percentage of shares beneficially owned by him, and all officers and directors as a group, to 7.4% and 10.8%, respectively.

(7)	Includes 48,083 shares of Common Stock held by Stephen E. Myers as custodian for a certain grandchild of Louis S. Myers, 9,714 shares of Common Stock owned by Stephen E. Myers’ spouse (for which Mr. Myers disclaims beneficial ownership) and 40,886 shares of Common Stock issuable under stock options.

(8)	Mr. Myers serves as a trustee of the Semantic Foundation Inc. which holds 27,400 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decreases the percentage of shares beneficially owned by him, and all officers and directors as a group, to 8.3% and 11.7%, respectively.

(9)	Includes 12,523 shares of Common Stock held by Federal Process Corporation of which Mr. Outcalt is Chairman and a director, and as such has the power to vote and invest such shares. Mr. Outcalt is a controlling shareholder of Federal Process Corporation.

(10)	Includes 30,000 shares of Common Stock held by Mr. Wiskind’s spouse, 89,671 shares of Common Stock held by Mr. Wiskind as trustee of trusts for his children, 12,595 shares of Common Stock held by Mr. Wiskind as trustee of trusts for his grandchildren, 160,135 shares of Common Stock held within the Milton Wiskind Family Limited Partnership I, 306,119 shares of Common Stock held within the Milton Wiskind Family Limited Partnership II, and 20,446 shares of Common Stock issuable under stock options exercisable within 60 days.

(11)	Includes 3,768 shares of Common Stock held jointly with Mr. Kissel’s spouse and 200 shares of Common Stock held by Mr. Kissel’s spouse.

   There are, and during the past five years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his integrity.

   Effective in December 2002, the non-employee independent directors, both as the Board and in their respective Committees, began and will continue to meet regularly in executive session without any management personnel or employee directors present.

Committees

   The Board of Directors of Myers has several committees and has appointed members to such committees in April 2002 following the Annual Meeting of Shareholders.

   The Audit Committee of the Board of Directors is composed of Keith A. Brown, Chairman, Karl S. Hay, and Jon H. Outcalt. The functions of this Committee, which met seven times in 2002, is to engage and discharge the independent auditor, approve all audit engagements (audit and non-audit), review the results of the audit, determine the independence of the auditor, review with the auditor the financial results of the Company prior to the filing of reports with the Securities and Exchange Commission, direct and supervise special investigations, and review the Company’s system of internal accounting controls.

   The Compensation Committee reviews executive performance and compensation, and approves compensation for the executive officers. The Committee also reviews and recommends to the Board of Directors plans and benefits relating to executive compensation, including incentive compensation, and as part of this process approves stock option grants to such employees. The Compensation Committee, which met four times in 2002, had as its members, Jon H. Outcalt, Chairman, Edward W. Kissel, and Richard L. Osborne.

   There were a total of five regularly scheduled and special meetings of the Board of Directors in 2002. During 2002, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. The Board of Directors currently does not have a separate nominating committee, the full Board acts in that capacity.

Director Compensation

   Effective in January 2003, outside directors are paid a $20,000 annual retainer plus $1,000 for each Board of Directors meeting attended. Directors are also paid $1,000 for each committee meeting attended.

   In 2002, outside directors were paid a $20,000 annual retainer plus $1,000 for each Board of Directors meeting attended, except for Richard L. Osborne, who was paid a flat fee of $30,000 for his services as a director. Members of Committees were paid $1,000 for each meeting attended unless such meeting was held on the same day as a meeting of the Board of Directors. Beginning in the middle of 2002, directors were paid $1,000 for each board and committee meeting attended, even if such meeting was held on the same day as a meeting of the Board of Directors.

   Under the 1999 Stock Option Plan, each non-employee director is awarded annually, on the day of the Annual Meeting of Shareholders, a non-qualified stock option to purchase 1,000 shares of

Common Stock, on the condition that the Company’s “Return on Equity” as set forth in the Company’s annual report to shareholders for the immediately preceding fiscal year is equal to or greater than ten percent. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and to furnish Myers with copies of all such forms they file. Myers understands from the information provided to it by the Section 16 Filers for 2002 that they have adhered to all filing requirements applicable to the Section 16 Filers, except that Mr. Myers. Mr. Myers had timely filed a Form 144 and other Form 4’s for sales, but due to an administrative error by his brokerage firm, failed to timely a report for four transactions which occurred on December 27, 30, and 31, 2002, and on January 2, 2003. Mr. Myers made the necessary filing for these transactions on February 19, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning the compensation paid or accrued by Myers, to or on behalf of its chief executive officer and each of the other executive officers of Myers who, as policy making executives, earned more than $100,000 in 2002 (the “Named Executive Officers”) and for the fiscal years ended December 31, 2001 and 2000:

Summary Compensation

					Long-Term
	Annual Compensation				Compensation(1)

					Securities
				Other	Underlying	All
Name and				Annual	Options/SARs	Other
Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Other	Compensation(4)

Stephen E. Myers	2002	$250,000	$160,000	$–0–	–0–	$4,930
President and Chief	2001	250,000	170,000	–0–	10,999	4,107
Executive Officer	2000	250,000	200,000	–0–	–0–	5,351

Milton I. Wiskind	2002	225,000	170,000	–0–	–0–	4,712
Senior Vice-	2001	225,000	167,000	–0–	5,500	3,904
President	2000	217,500	185,000	–0–	–0–	5,181

Gregory J. Stodnick	2002	200,000	145,000	–0–	–0–	5,245
Vice President-	2001	200,000	140,000	–0–	5,500	4,422
Finance	2000	193,333	156,000	–0–	–0–	5,181

Jean-Paul Lesage(5)	2002	230,726	128,602	–0–	–0–	–0–
Vice President	2001	164,040	106,000	–0–	5,500	–0–
	2000	169,680	118,114	–0–	–0–	–0–

Kevin C. O’Neil(6)	2002	118,353	27,500	–0–	6,250	327
General Counsel	2001	26,000	–0–	–0–	1,375	–0–
and Asst. Secretary	2000	27,000	–0–	–0–	1,513	–0–

(1)	None of the Named Executive Officers has any restricted stock holdings. No long-term incentive plan payouts were made in 2002.

(2)	Includes amounts earned and accrued in 2002 as bonuses. A bonus is awarded after the close of the fiscal year and then paid 50% in that year, with the balance paid in 25% increments over the next two years.

(3)	Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under Commission rules and are not included in this total.

(4)	“All Other Compensation” for 2002 includes the following: (i) contributions to the Company’s Profit Sharing Plan on behalf of each of the Named Executive Officers, as follows: Mr. Myers, $4,603; Mr. Wiskind, $4,603; Mr. Stodnick, $4,603; Mr. Lesage, $-0-, and Mr. O’Neil, $327; (ii) amounts paid by Myers for excess group life insurance, and other life insurance, as follows: Mr. Myers, $327; Mr. Wiskind, $109; Mr. Stodnick, $642; Mr. Lesage, $-0-, and Mr. O’Neil, $327; (iii) amounts paid or accrued by Myers for director fees, as follows: Mr. Myers, $-0-; and Mr. Wiskind, $-0-. Mr. Lesage does not participate in any life insurance programs offered by the Company, other than those required by foreign law.

(5)	Mr. Lesage is employed by Myers Europe, S.A. and Allibert Equipement S.A., French corporations (collectively “Myers Europe”) which are subsidiaries of the Company. Mr. Lesage became an officer of the Company on June 30, 2000. Amounts shown for 2000 and 2001 are converted from French franc equivalents at the average U.S. dollar exchange rate of $.1414 and $.1367 respectively. The amounts shown for 2002 are converted from the euro equivalent at the average U.S. dollar exchange rate of $.9456. The information above does not include the dollar value of any contributions made to Myers Europe’s retirement plans required by foreign law.

(6)	Mr. O’Neil was employed by the Company full time as its General Counsel starting on June 10, 2002. Prior to that date he acted as the Assistant Secretary, an appointment made on April 28, 1999.

   Myers has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. In the case of an officer of Myers, the SERP provides an annual supplemental pension benefit equal to the lesser of (i) $50,000 or (ii) $1,667 multiplied by the participant’s Years of Service under the SERP. In the case of all other participants in the SERP, the annual supplemental pension benefit is equal to the lesser of (i) $30,000 or (ii) $1,000 multiplied by the Participant’s Years of Service under the SERP. In either case the annual supplemental pension benefit is payable for 10 years commencing at age 65. Credit for Years of Service under the SERP is awarded to a participant annually at the discretion of the Compensation Committee of the Board. A SERP participant with 10 Years of Service under the SERP may receive a reduced annual supplemental pension benefit commencing at any time after attainment of age 55.

   In 1996, the Board adopted a supplemental compensation plan for Mr. Wiskind in recognition of his outstanding long-term service to Myers. The terms of the plan provide that upon his retirement as an employee of the Company, he will be entitled to receive an amount equal to $75,000 per year for ten years. The annual payments will be paid to Mr. Wiskind’s designated beneficiary in the event he does not survive the ten-year plan period.

   Messrs. Myers, Wiskind and Stodnick do not have agreements regarding their employment with the Company.

   In February 1999, Mr. Lesage was employed by Myers Europe, SA (fka Myers AE, SA) as its manager. In June 2000, Mr. Lesage became an officer of the Company. Under Mr. Lesage’s Employment Contract with Myers Europe, SA, Mr. Lesage is entitled to a base annual salary set at 244,000 euros, and a bonus based upon a formula based upon current and historic pre-tax income of Myers Europe, SA. Either party may terminate the agreement upon three months notice. Mr. Lesage is subject to a non-competition provision for a period of two years after the termination of employment for any reason.

   In June 2002, Mr. O’Neil was employed by the Company as its General Counsel. Mr. O’Neil has a three year employment arrangement whereby his annual base and bonus compensation through June 2005 was set at $225,000 per annum. As part of this compensation Mr. O’Neil was paid a bonus of $27,500 for the year ended December 31, 2002, and for the years ended 2003 and 2004, he is to be paid a bonus of $55,000. Bonus payments are made over a three year period, with 50% paid the first year, and 25% over the next two years. Mr. O’Neil is also entitled to receive those benefits provided to executives of the Company.

Stock Options

   The following table contains information concerning the grant of stock options under the Stock Plan to the Named Executive Officers.

Option/ SAR Grants in Last Fiscal Year

Potential Realizable
	Individual Grants				Value at Assumed
Annual Rates of
	Number of	Percentage of			Stock Price
	Securities	Total Options/SARs			Appreciation For
	Underlying	Granted to	Exercise		Option Term
	Options/SARs	Employees in	or	Expiration
Name	Granted(1)	Fiscal Year	Base Price	Date	5%	10%

Stephen E. Myers	–0–	–0–	N/A	N/A	N/A	N/A
Milton I. Wiskind	–0–	–0–	N/A	N/A	N/A	N/A
Gregory J. Stodnick	–0–	–0–	N/A	N/A	N/A	N/A
Jean-Paul Lesage	–0–	–0–	N/A	N/A	N/A	N/A
Kevin C. O’Neil	6,250	100%	$12.32	6/10/12	$21,274	$47,009

(1)	The 1999 Stock Plan generally provides for granting of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) (collectively “Stock Options”). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee (“Committee”). The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee. No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). In the event a participant’s employment is terminated due to death, disability or retirement, ISOs awarded remain exercisable for the maximum period allowable under the Internal Revenue Code of 1986, as amended (“Code”), and NQSOs remain exercisable for the remainder of the option term or five years, whichever is less. If a participant’s employment is terminated for any reason, all Stock Options granted will be canceled immediately; provided, however, that if the Company terminates a participant for reasons other than misconduct or misfeasance, the participant has 90 days to exercise any Stock Options; and provided further, that if termination is attributable to a “change in control,” any Stock Options previously granted will continue for their term.

Option Exercises and Holdings

   The following table contains information concerning the exercise of Stock Options under Myers’ Stock Plans, and information on unexercised Stock Options held as of the end of the fiscal year, by the Named Executive Officers:

Aggregated Option/ SAR Exercises in Last Fiscal Year

And Fiscal Year-end Option/ SAR Values

			Number of
			Securities
			Underlying	Value of
			Unexercised	Unexercised
			Options/SARs	In-the-Money
			at Fiscal	Options at
			Year-End	Year-End
	Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable(1)

Stephen E. Myers	18,301	$48,132	40,886/11,277	30,155/21,578
Milton I. Wiskind	9,150	32,300	20,446/5,638	18,172/12,588
Gregory J. Stodnick	9,150	29,097	20,446/5,638	18,172/12,588
Jean-Paul Lesage	–0–	–0–	33,000/11,688	12,533/11,178
Kevin C. O’Neil	1,513	5,719	4,289/5,000	412/-0-

(1)	Based upon the closing price reported on the New York Stock Exchange for the Common Stock of Myers on December 31, 2002.

Beneficial Ownership

   The following table sets forth certain information regarding the named executives’ beneficial ownership of the Common Stock of the Company as of January 31, 2003:

Title of Class	Name of Officer	Number of Shares(1)	Percent of Class

Common Stock	Stephen E. Myers	2,526,756	8.4
Common Stock	Milton I. Wiskind	664,238	2.2
Common Stock	Gregory J. Stodnick	54,768	.18
Common Stock	Jean-Paul Lesage	41,031	.11
Common Stock	Kevin C. O’Neil	7,744	.03

(1)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Myers, 40,886; Mr. Wiskind, 20,446; Mr. Stodnick, 20,446; Mr. Lesage, 33,000; and Mr. O’Neil, 4,289.

		(B)	(C)
	(A)		Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon		Future Issuance Under
	Exercise	Weighted-average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants or Rights	Warrants or Rights	Column (A))

Equity Compensation Plans Approved by	911,871	$11.14	2,688,923
Security Holders(1)
Equity Compensation Plans Not Approved by Security Holders	–0–	–0–	–0–
Total	911,871	$11.14	2,688,923

(1)	This information is as January 30, 2003 and includes the 1992, 1997 and 1999 Stock Plans, and the Employee Stock Purchase Plan.

Board Compensation Committee Report on Executive Compensation

   The Compensation Committee, which is composed of three independent non-employee directors operates under a written charter adopted by the Board of Directors. The Committee is responsible for setting and administering the policies which govern executive compensation.

   The executive compensation program for the Named Executive Officers, which includes the Chief Executive Officer, is administered by the Compensation Committee of the Board of Directors. The Committee’s function is to review the performance of the Named Executive Officers and the performance of the Company in determining the amount and type of compensation to be paid and awarded, including incentive compensation, and to approve salary adjustments and awards in these areas. In addition, the Committee reviews and recommends plans, programs and benefits relating to executive compensation. The Committee’s focus is on total compensation which consists of an executive’s base salary, bonus, stock options and other benefits, such as health and pension benefits, some of which are available to all employees.

   Although the compensation of the Chief Executive Officer is determined individually, the criteria and process used are the same as those used in determining the compensation of the other Named Executive Officers. Determination of compensation is based upon a number of factors. These can include the performance of the Company, compensation paid by companies which may be deemed to be the Company’s peers, studies on compensation for companies of like size to the Company, as well as the recommendation of management. With regard to the compensation paid at the executive officer level, the Committee believes the amounts set are modest by industry standards and on an historic basis the amounts have been infrequently adjusted.

   Bonus awards for any year are generally determined on or before March 1 of the following year and then distributed based on a three-year partial distribution cycle. Fifty percent of the total bonus awarded is paid in the first year and 25 percent in each of the following two years. With the exception of normal retirement, any unpaid bonus may be forfeited if the executive officer is not employed by the Company prior to the full distribution of the bonus award.

   The shareholder-approved 1999 Stock Plan authorizes grants of options to purchase stock, generally at current market prices, to executive officers and key employees. Whether options are to be granted and, if so, the amounts to be granted, are functions of the Compensation Committee. In the granting of the stock options, in addition to the factors mentioned above, the individual Named Executive Officer’s level of responsibility and past contributions to the Company are taken into consideration. In an effort to foster extended employment, such as with the bonus awards, any options awarded generally vest at 20 percent per year over a five-year period and expire on the fifth, or tenth, anniversary. Any unexercised options are forfeited if the executive leaves the Company’s employ voluntarily, or if he is terminated for just cause prior to total vesting.

   The Committee has reviewed the qualifying compensation regulations under Code Section 162(m) as issued by the Internal Revenue Service which provide that no federal income tax deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base for any covered employee.

   The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt, Chairman	Edward W. Kissel	Richard L. Osborne

PROPOSAL NO. 2

Approval of the Amendment of the Myers Industries, Inc. 1999 Stock Plan

   The Board of Directors has adopted, subject to shareholder approval, an amendment to the Myers Industries, Inc. 1999 Stock Plan (the “1999 Stock Plan”). The Board of Directors believes that approval of the amendment to the 1999 Stock Plan will advance the interests of the Company by providing eligible non-employee directors with stock options for their purchase of the common stock of the Company.

Summary of the 1999 Stock Plan Amendment

   The following summary description of the amendment to the 1999 Stock Plan is qualified in its entirety by reference to the full text of the 1999 Stock Plan. Copies of the 1999 Stock Plan may be obtained by a shareholder upon written request to the Secretary of the Company.

   The 1999 Stock Plan was approved by the shareholders in April 1999. Part of this Plan provides that up to 62,500 shares of Common Stock may be issued as options to directors at the fair market value of the stock on the day the option is granted.

   The proposed amendment provides for two changes to the Plan. First, each non-employee director would be awarded annually, on the day after the Annual Meeting of Shareholders, stock options to purchase 2,500 shares of Common Stock. This is an increase of 1,500 shares from the current grant of an option to purchase 1,000 shares. Note that the Plan currently allows the Board to increase the number of shares to 2,000 without further shareholder approval. Second, it would remove the condition that the annual option grant is made only if the Company’s “Return on Equity” for the immediately preceding fiscal year is equal to or greater than 10 percent.

   Currently, there are seven non-employee directors on the Board of Directors of the Company. Assuming the number of non-employee directors remains constant, the non-employee directors as a group will receive options to purchase a total of 17,500 shares of Common Stock each year pursuant to non-discretionary grants under the 1999 Stock Plan.

   The Board firmly believes the proposed amendment is both desirable and necessary to more fairly compensate the Board due to the increased time, effort and work required of board members under the rules imposed by the Sarbanes-Oxley Act of 2002, and the proposed rules of the New York Stock Exchange. Further, few if any option plans contain a condition that a grant is made only if some financial event is reached. The proposed amendment would bring the provisions of the Company’s 1999 Stock Plan in line with the provisions of most other director stock option plans.

   The option price per share would remain at 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The option may not be exercised until 12 months after the date of grant, then will remain exercisable until 10 years from the date of grant. The options are not transferable.

   The directors stock program is a self-executing option program in that the grant is made automatically. It is administered by the Vice President-Finance of the Company.

   With regard to the employee stock option portion of the 1999 Stock Plan which is currently in existence, there are a total of 1,469,915 shares reserved under the 1999 Stock Plan which are available for grant as options to employees. The maximum annual grant of options which can be made to any one individual employee is one and one-half percent of the total outstanding shares of Common Stock of the Company at the time of grant. Options are granted at 100% of the fair market value on the date of the award. No award may be granted under the 1999 Stock Plan after ten years from the date of the Plan, but awards previously granted may extend beyond such date.

   The full purchase price of any stock option must be paid upon exercise either in (i) immediately available funds, (ii) shares of Common Stock having an aggregate fair market value equal to the full purchase price, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure.

   In the event the outstanding shares of the Company’s Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations, reorganizations or other changes in corporate structure effected without the receipt of consideration, or in the event the Company’s Common Stock is converted into other shares or securities of the Company or any other corporation in connection with a corporate transaction, then appropriate adjustments will be made to the class and/or number of shares available for subsequent issuance under the 1999 Stock Plan.

   In the event of a “Change in Control,” all stock options or shares which have been outstanding under the 1999 Stock Plan immediately vest in full, except (and to the extent) there are limitations at the time the shares are issued under the 1999 Stock Plan which preclude such accelerated vesting in whole or in part. The acceleration of the vesting of stock options could have the effect of discouraging a Change in Control of the Company and in management even though such Change in Control could be favored by a majority of shareholders.

   For purposes of valuation under the 1999 Stock Plan, the fair market value of a share of Common Stock, on any relevant date, is the reported closing price per share on the NYSE.

   No material modification to the 1999 Stock Plan may be made without shareholder approval, such as increase the total number of shares issuable under the 1999 Stock Plan. The Board of Directors may at any time amend, suspend or terminate the 1999 Stock Plan, in whole or part, provided such action does not materially alter the Plan or adversely affect the rights of participants with respect to outstanding options or shares.

   Unless sooner terminated by Board action, the 1999 Stock Plan will terminate upon the earlier of (i) ten years after adoption, or (ii) the first date when all the shares of the Company’s Common Stock available for issuance thereunder, or options therefor, have been issued.

   The closing price of the Common Stock on the NYSE on January 31, 2003 was $10.32.

Certain Federal Income Tax Consequences

   The following discussion summarizes certain federal income tax consequences of the issuance and exercise of stock options awarded under the 1999 Stock Plan. The summary does not address all federal tax consequences, nor does it cover state or local tax consequences.

   In general, a participant realizes no taxable income on either the grant or the vesting of a stock option. The exercise of a NQSO results in ordinary income (generally subject to withholding, if the participant is an employee) equal to the difference (the “Option Spread”) between the value of the Common Stock purchased and the option exercise price. A corresponding deduction is available to the Company. In general, the ordinary income associated with the exercise is measured and taken into account at the time of exercise. Any subsequent sale of Common Stock purchased under a NQSO may result in a capital gain or loss.

   The exercise of an ISO does not produce ordinary taxable income. However, because the Option Spread constitutes “alternative minimum taxable income” (measured and taken into account, in general, at the time of exercise), exercise of an ISO may result in an alternative minimum tax liability. In addition, shares purchased under an ISO (“ISO Shares”) are subject to special tax holding rules. If a participant holds ISO Shares for at least two years from the date of the ISO grant and at least one year after exercise, any gain or loss recognized for tax purposes upon a subsequent sale of the shares will be a long-term capital gain or loss. A disposition of ISO Shares, however, by the participant within either of these special holding periods (a so-called “disqualifying disposition”) results in ordinary compensation income in the year of the disposition equal, in general, to the Option Spread at the time the option was exercised. The ordinary income realized upon a disqualifying disposition of ISO Shares is deductible by the Company but is not subject to withholding. Any additional gain recognized for tax purposes in a disqualifying disposition will be taxed as short-term or long-term capital gain.

   An ISO that is exercised by the participant more than three months following termination of employment (one year, if termination occurred by reason of total and permanent disability) is treated for tax purposes as an NQSO. ISOs granted to a participant under the 1999 Stock Plan (together with ISOs granted to the participant after 1986 under any other plans of the Company) are also treated as NQSOs to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

   Under the so-called “golden parachute” provisions of the Code, certain awards vested or paid in connection with a Change in Control of the Company may also be non-deductible to the Company and may be subject to an additional 20% federal excise tax. Non-deductible “parachute payments” will in general reduce the $1.0 million limit on deductible compensation under Code Section 162(m), to the extent such limit is applicable to remuneration paid under the 1999 Stock Plan or otherwise. Since the 1999 Stock Plan was approved by the shareholders, certain payments to executive officers under the 1999 Stock Plan will be eligible for treatment as “performance-based” compensation under Code Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE APPROVAL OF THE AMENDMENT TO THE 1999 STOCK PLAN.

PROPOSAL NO. 3

Independent Public Accountants

Ratification

   The firm of Ernst & Young LLP, independent public accountants, has audited the books and records of the Company for the fiscal year ended December 31, 2002. Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

   The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2003. In the event the appointment of Ernst & Young LLP is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting another independent accountant, but it is not otherwise bound to make such change.

   A description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2002 is set forth below. The Audit Committee (see, “Report of Audit Committee”) reviewed the non-audit services provided by Ernst & Young LLP during the fiscal year ended December 31, 2002, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

Audit Fees	$456,000
Audit Related Fees	25,000
Tax Fees	402,000
Other Fees	-0-

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE
COMPANY’S INDEPENDENT AUDITORS

Change of Independent Public Accountants — June 2002

   The Audit Committee of the Board of Directors selects the Company’s independent accountants. On June 13, 2002 the Audit Committee terminated Arthur Andersen LLP as its independent auditors. Simultaneously with the termination of Arthur Andersen LLP, the Audit Committee appointed Ernst & Young LLP as the Company’s independent auditors. The appointment of Ernst & Young LLP was made after significant consideration and review by the Audit Committee, and concluded a thorough and deliberate evaluation including discussions with the Board of Directors and management.

   The reports of Arthur Andersen LLP on the Company’s financial statements for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2000 and 2001 and during the subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the fiscal years ended December 31, 2000 and 2001 and during the subsequent interim period, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

   During the fiscal year ended December 31, 2002, aggregate fees billed by Arthur Andersen LLP, prior to their termination as the Company’s independent auditors, were approximately $458,000 for work related to the audit of the Company’s financial statements for the fiscal year ended December 31, 2001, including reviews of quarterly unaudited financial statements and statutory audits of subsidiaries. In addition, the Company was billed approximately $128,000 for other services provided by Arthur Andersen LLP, related principally to tax compliance and employee benefit plan audits. There were no fees billed to the Company by Arthur Andersen LLP during this period for financial information systems design and implementation.

   The Audit Committee reviewed the non-audit services provided by Arthur Andersen LLP during the fiscal year ended December 31, 2002, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

   Simultaneously with the dismissal of Arthur Andersen LLP, the Audit Committee appointed Ernst & Young LLP as the Company’s independent auditors. During the years ended December 31, 2000 and 2001 and through the date of the Audit Committee’s decision, the Company did not consult Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or a reportable event as defined in Item 304 (a)(1)(v) of Regulation S-K.

Report of the Audit Committee

   The Audit Committee of the Board of Directors is composed of three non-employee independent directors and operates under a written charter adopted by the Board of Directors. The directors who serve on the committee are all “independent,” that is, none of whom is an officer or employee of the Company and each of whom is considered by the Board of Directors as satisfying the independence and financial literacy standards of the New York Stock Exchange.

   Under the review of the Audit Committee, in 2002, the Company adopted formal codes, charters and policies, including: (a) Code of Ethical Conduct for the Finance Officers and Finance Department Personnel; (b) Disclosure Committee Charter, and (c) Disclosure and Certification Procedures for Reports to the Securities and Exchange Commission.

   Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.

   The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

   In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent accountants their independence.

   Based upon the Audit Committee’s discussion with management and the independent accountants, and the Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 be filed with the Commission. The Audit Committee also approved that Ernst & Young LLP be retained as the Company’s independent accountants to complete the audit for the 2002 fiscal year.

   The foregoing report has been furnished by the current members of the Audit Committee, being:

Keith A. Brown, Chairman	Jon H. Outcalt	Karl S. Hay

Performance Graph

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Myers’ Common Stock against the cumulative return of the S&P 500 Index and the S&P SmallCap 600 Index for the period of five fiscal years commencing December 31,1997 and ended December 31, 2002.(1)

	Myers Industries	S&P 500	S&P SmallCap 600

1997	100.00	100.00	100.00
1998	169.68	128.58	98.70
1999	103.82	155.64	110.94
2000	107.21	141.47	124.03
2001	113.03	124.66	132.14
2002	112.56	97.11	112.81

(1)	Assumes that the value of the investment in Myers Common Stock, the S&P 500, the S&P SmallCap 600, and the Peer Group was $100 on December 31, 1997 and that all dividends were reinvested.

   The Company is a member of the S&P SmallCap 600 Index. The S&P SmallCap 600 Index consists of 600 domestic stocks chosen for market size, liquidity, (bid-asked spread, ownership, share turnover and number of no trade days) and industry group representation. It is a market-value weighted index (stock price times the number of shares outstanding), with each stock’s weight in the Index proportionate to its market value.

PRINCIPAL SHAREHOLDERS

   The following table describes the beneficial ownership of Common Stock of each person who was known by Myers to be the beneficial owner of more than five percent of the total shares issued and outstanding on February 14, 2003. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares and “investment power” means the power to dispose of or to direct the disposition of shares.

Name and Address	Shares and Nature of
of Beneficial Owner(1)	Beneficial Ownership	% of Class

Stephen E. Myers(2)	2,526,756	8.40
Mary S. Myers(3)	4,883,169	16.23
Gabelli Asset Management, Inc. (4)	1,756,126	5.84
One Corporate Center
Rye, NY 10580
Franklin Resources, Inc.(5)	2,046,930	6.80
777 Mariners Island Blvd.
San Mateo, CA 94404

(1)	Unless otherwise noted, the Beneficial Owners have the same address as the principal executive offices of the Company.

(2)	Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 291,069 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed beneficially to own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 7.43%. Stephen E. Myers serves as a trustee of the Semantic Foundation Inc. which holds 27,400 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 8.31%.

(3)	Mary S. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 291,069 shares of Common Stock. By virtue of her position as trustee of the Foundation, Mrs. Myers is deemed beneficially to own such shares which, when excluded from the information above, decreases the percentage of shares held by her to 15.26%.

(4)	According to the amendment to Schedule 13D Statement filed by Gabelli Asset Management, Inc. and certain affiliates (“Gabelli”) on August 20, 2001, and according to the Schedule 13F-HR filed by Gabelli on February 14, 2003, Gabelli or an affiliate has dispositive and/or voting power over the shares.

(5)	According to the amendment to the Schedule 13G Statement filed by Franklin Resources, Inc. (“FRI”) with the Commission on February 12, 2003, FRI or an affiliate has dispositive and/or voting power over the shares.

INCORPORATION BY REFERENCE

   The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) above, and the Stock Price Performance Graph, are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the 1933 Act, or the 1934 Act, except to the extent that the Company specifically incorporates such information by reference.

SHAREHOLDER PROPOSALS

   Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of Myers for its next Annual Meeting of Shareholders to be held in 2004 may be made only by a qualified shareholder and must be received by Myers no later than November 17, 2003.

   The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the Company’s 2004 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than February 2, 2004, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at the Company’s Annual Meeting in 2004.

   The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.

GENERAL

   The accompanying proxy is solicited by and on behalf of the Board of Directors of Myers, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

   Management of Myers has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

MILTON I. WISKIND,
Secretary

Akron, Ohio

March 17, 2003

PROXY

MYERS INDUSTRIES, INC.	Solicited by the Board of Directors

MILTON I. WISKIND and GREGORY J. STODNICK, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in MYERS INDUSTRIES, INC. (‘Company‘) at the Annual Meeting of Shareholders of said Company to be held on April 23, 2003, and any adjournment(s) thereof with respect to the following matters:

1. To elect the following nine Directors:

Keith A. Brown, Karl S. Hay, Richard P. Johnston, Michael W. Kane, Edward W. Kissel,

Stephen E. Myers, Richard L. Osborne, Jon H. Outcalt, Milton I. Wiskind

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
☐ FOR all except:

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

2.	To approve the amendment to the Myers Industries, Inc. 1999 Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on reverse side)

(Continued from other side)

3.	To ratify the appointment of Ernst & Young LLP as the independent public accountants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Such other business as properly may come before said meeting and any adjournment(s) thereof, all in accordance with the notice of this meeting and the accompanying Proxy Statement, receipt of which is acknowledged.

THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ABOVE AND FOR THE DIRECTORS NOMINATED BY MANAGEMENT UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

Please date, sign exactly as stenciled, and return promptly in the enclosed envelope.

DATED: _________________________ , 2003